                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  Confidential, for Use of the
                                                    Commission Only (As permitted by Rule
                                                    14A-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ALLEGHENY TELEDYNE INCORPORATED
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                        ALLEGHENY TELEDYNE INCORPORATED
                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479

                                   NOTICE OF
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                             THURSDAY, MAY 1, 1997
                           11:00 A.M. PITTSBURGH TIME
                        ROOM 1000 AUDITORIUM, 10TH FLOOR
                             TWO MELLON BANK CENTER
                             (UNION TRUST BUILDING)
                                435 FIFTH AVENUE
                            PITTSBURGH, PENNSYLVANIA

--------------------------------------------------------------------------------

          TABLE OF CONTENTS                                                    PAGE
          Letter from the Chairman, President and Chief Executive Officer...       1
          Notice of Annual Meeting of Stockholders..........................       2
          Proxy Statement...................................................       3
               Election of Directors........................................       4
               Information About the Board of Directors.....................       9
               Security Ownership...........................................      12
               Ratification of Selection of Independent Auditors............      15
               Other Business to Come Before the Meeting....................      15
               Executive Compensation.......................................      16
               Cumulative Total Stockholder Return..........................      26
               Certain Transactions.........................................      27
               1998 Annual Meeting and Stockholder Proposals................      29

--------------------------------------------------------------------------------

RICHARD P. SIMMONS
Chairman,
President and Chief Executive Officer
                                                         Allegheny Teledyne Logo

                            1000 Six PPG Place
                            Pittsburgh, PA 15222-5479

                                                                  March 27, 1997

Dear Stockholder:

     We are pleased to invite you to attend the first annual meeting of the stockholders of Allegheny Teledyne Incorporated to be held on Thursday, May 1, 1997, in Pittsburgh, Pennsylvania. The meeting will begin with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement followed by a report on Company operations. I urge you to attend.

     If you are a stockholder of record and you plan to attend the meeting, please complete and return the enclosed postage-paid ticket request card. An admission ticket, which will expedite your admission to the meeting, will be mailed to you prior to the meeting.

     Whether you own few or many shares and whether or not you plan to attend the meeting, it is important that you vote your shares. Please promptly read the Proxy Statement and then complete, sign and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.

     We look forward to seeing as many of you as possible at the 1997 Annual Meeting.

                                        Sincerely,

                                        /s/ R. P. SIMMONS

                                        R. P. Simmons

                        ALLEGHENY TELEDYNE INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 1997

                               ------------------

     The Annual Meeting of the Stockholders of Allegheny Teledyne Incorporated will be held on Thursday, May 1, 1997, at 11 A.M., Pittsburgh time, at the Room 1000 Auditorium, 10th Floor, Two Mellon Bank Center (Union Trust Building), 435 Fifth Avenue, Pittsburgh, Pennsylvania, for the following purposes:

  1. To elect four Class I directors to serve for a term of three years.

  2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for fiscal 1997.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of ChaseMellon Shareholder Services, Four Station Square, Pittsburgh, Pennsylvania, for a period of ten days prior to the meeting.

                                             By order of the Board of Directors

                                                     /s/ JON D. WALTON

                                                         Jon D. Walton
                                               Vice President, General Counsel
                                                         and Secretary

Dated: March 27, 1997

YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        ALLEGHENY TELEDYNE INCORPORATED
                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed beginning on or about March 27, 1997 to stockholders in connection with the solicitation of proxies by the Board of Directors of Allegheny Teledyne Incorporated (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held May 1, 1997.

     Stockholders whose names appeared of record on the books of the Company at the close of business on March 3, 1997 are entitled to notice and to vote at the meeting. On the record date for the meeting, there were 174,693,558 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the meeting. Shares can be voted at the meeting only if the stockholder is present in person or is represented by proxy.

     When your proxy card is returned properly signed, the shares represented will be counted for quorum purposes and will be voted in accordance with your instructions. You can specify your choices by marking the appropriate boxes on the proxy card. Unless contrary instructions are indicated on your proxy card, the shares will be voted as recommended by the Board of Directors. You may revoke your proxy, by written notice to the Corporate Secretary of the Company, at any time before it is voted at the meeting.

     Your vote is important and you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may still vote by ballot at the meeting, which will automatically cancel any proxy voting authority previously given. If you are a stockholder of record and you are planning to attend the meeting in person, please complete and return the enclosed postage-paid ticket request card promptly so that we can mail your admission ticket. Stockholders without admission tickets will be admitted upon verification of ownership.

     Proxy cards, ballots and voting tabulations that identify individual stockholders are normally available for examination only by the inspector of elections, the Corporate Secretary and certain employees associated with processing proxy cards and tabulating the vote. The Company does not disclose the vote of any stockholder except as may be necessary to meet legal requirements.

     Each of the trustees of the Company's savings plans has the sole right to exercise all rights relating to Common Stock held for participants in such plans. Participants have the right, however, to direct the trustee as to the manner in which voting and other rights will be exercised with respect to the shares of Common Stock allocated to their accounts and shown on the voting instruction card which they will receive from the Plan Administrator. Each trustee will vote shares for which no participant's instructions are received in the same proportion as shares for which participant instructions have been received.

     Company stock held for the account of participants in the Teledyne Employee Stock Purchase Plan (also known as "The Stock Advantage") will be voted in accordance with the participant's signed voting instructions duly delivered to the Plan Administrator for such Plan or, in the case of shares of Common Stock for which instructions are not received, as the Plan Administrator determines in the exercise of its duties.

     If a stockholder is a participant in the Company's Automatic Dividend Reinvestment Service for Stockholders, the proxy card represents authority to vote the number of full shares in the participant's dividend reinvestment service account on the record date, as well as shares registered in the participant's name.

     The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. The Company has retained Morrow & Co., at an estimated cost of $8,000 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals on behalf of the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names. Shares represented by a duly completed proxy card submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals (sometimes referred to as "broker non-votes") unless it receives voting instructions from the beneficial owners of the shares. Broker non-votes on a particular proposal will not be counted as having been voted for or against the proposal.

                             ELECTION OF DIRECTORS
                             (ITEM A ON PROXY CARD)

     The business and affairs of the Company are managed under the direction of the Board of Directors as provided in the by-laws of the Company and the laws of the State of Delaware. The Board is not, however, involved in day-to-day operations. Members of the Board are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, the Vice Chairman of the Board, other members of senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. After the consummation of the combination of the businesses of Allegheny Ludlum Corporation ("Allegheny Ludlum") and Teledyne, Inc. ("Teledyne") which resulted in the formation of the Company (the "Combination") on August 15, 1996, regular meetings of the Board were held three times in 1996. Special meetings are scheduled when required; none were held after the Combination in 1996. In 1996, the directors' attendance at meetings of the Board and its committees was over 95% except for William G. Ouchi who attended 63% of the meetings of the Board and the committees on which he serves.

     Under the Company's certificate of incorporation, the Board has the power to fix the number of directors. Following the resignation of William P. Rutledge as a director of the Company in March 1997, the Board of Directors currently consists of sixteen members, two of whom are employees of the Company. Dr. Henry
E. Singleton, who co-founded Teledyne in 1960 and served as the Chairman of Teledyne's Board of Directors for over 30 years, has announced his intention to retire from the Company's Board of Directors. Thomas Marshall, who retired as Chairman of Aristech Chemical Corporation in 1995, and who served as a member of Allegheny Ludlum's Board of Directors beginning in 1988, has also announced his intention to retire from the Company's Board of Directors. The terms of each of these valued members of the Board of Directors will expire at the 1997 Annual Meeting. Following the Annual Meeting, the Board of Directors will consist of fourteen members.

     Pursuant to the Company's certificate of incorporation, the members of the Board of Directors are divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the whole number of the Board. The term of the Class I directors expires at the 1997 Annual Meeting of Stockholders. The terms of the Class II and Class III directors will expire at the 1998 and 1999 Annual Meetings, respectively. At each annual meeting, the directors elected to succeed those whose terms expire are identified as being of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director such person succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Four incumbent Class I directors are nominees for election this year for a three-year term expiring at the annual meeting of stockholders to be held in the year 2000. In the election, the four persons who receive the highest number of votes actually cast will be elected. Broker non-votes will not be treated as votes cast.

     The proxies named in the proxy card intend to vote for the election of the four Class I nominees listed below unless otherwise instructed. If you do not wish your shares to be voted for a particular nominee, you must identify the exception in the appropriate space provided on the proxy card, in which case your shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     A brief statement of the background of each nominee and each continuing Class II and Class III director, including their principal occupations during the past five years, is provided on the following pages.

     Each nominee and each continuing director was elected to serve as a director of the Company in connection with the Combination which was approved by the stockholders of Allegheny Ludlum and Teledyne on August 15, 1996 except for Robert Mehrabian who was elected as a director on September 12, 1996. Dr. Mehrabian filed a Form 3 under the Securities Exchange Act of 1934 to report that he had become a director of the Company on September 27, 1996.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS I
                                   NOMINEES.

                    NOMINEES FOR DIRECTOR--TERM EXPIRES 2000
                                    CLASS I

DIANE C. CREEL                              Diane C. Creel is Chief Executive Officer and
Chief Executive Officer and                 President of EarthTech, an environmental
  President, EarthTech                      consulting engineering firm. She served as the
Age: 48                                     Chief Operating Officer of EarthTech from
                                            December 1987 until January 1993 and became its
                                            President in September 1988 and Chief Executive
                                            Officer in January 1993. Ms. Creel served as a
                                            director of Teledyne beginning in 1995. She is
                                            the Chair of the Stock Incentive Award Committee
                                            and a member of the Personnel and Compensation
                                            Committee. Ms. Creel is also a director of
                                            Glendale Federal Bank and the Boards of the
                                            Corporations and Trusts which comprise the Fixed
                                            Income Funds of the American Funds Group.

C. FRED FETTEROLF                           C. Fred Fetterolf was President and Chief
Former President and Chief Operating        Operating Officer of Aluminum Company of America
  Officer, Aluminum Company                 prior to 1991. He served as a director of
  of America                                Allegheny Ludlum beginning in 1987. Mr. Fetterolf
Age: 68                                     is a member of the Personnel and Compensation
                                            Committee and a member of the Stock Incentive
                                            Award Committee. He is also a director of
                                            Commonwealth Aluminum Corp., Dentsply
                                            International Inc., Mellon Bank Corporation,
                                            Union Carbide Corporation, Praxair, Inc. and
                                            Quaker State Corporation.

RICHARD P. SIMMONS                          Richard P. Simmons has been Chairman of the
Chairman, President and Chief Executive     Company since August 1996 and President and Chief
  Officer of the Company                    Executive Officer since February 1997.
Age: 65                                     Previously, he was Chairman of the Board of
                                            Allegheny Ludlum, having begun his service on
                                            that Board in 1980. He also served as Chief
                                            Executive Officer of Allegheny Ludlum until 1990.
                                            Mr. Simmons is Chairman of the Executive
                                            Committee and a member of the Committee on
                                            Governance. He is a also a director of PNC Bank
                                            Corp. and Consolidated Natural Gas Co.

ROBERT MEHRABIAN                            Robert Mehrabian is the President of Carnegie
President, Carnegie Mellon University       Mellon University. He is the Chairman of the
Age: 55                                     Technology Committee and a member of the
                                            Committee on Governance. Dr. Mehrabian is also a
                                            director of Mellon Bank Corporation, PPG
                                            Industries, Inc. and DQE, Inc., whose principal
                                            subsidiary is Duquesne Light Company.

                           CONTINUING DIRECTORS--TERM EXPIRES 1998
                                          CLASS II

ARTHUR H. ARONSON                           Arthur H. Aronson has been Executive Vice
Executive Vice President                    President of the Company since August 1996 and is
  of the Company                            responsible for the Company's Specialty Metals
Age: 61                                     business segment. He has been President of
                                            Allegheny Ludlum since August 1994 and has served
                                            as a director of Allegheny Ludlum since 1990. Mr.
                                            Aronson was the Chief Executive Officer of
                                            Allegheny Ludlum from August 1994 to August 1996.
                                            Previously, he served as Executive Vice President
                                            and Chief Operating Officer of Allegheny Ludlum.
                                            Mr. Aronson is a member of the Technology
                                            Committee. He is also a director of Cooper Tire &
                                            Rubber Company.

PAUL S. BRENTLINGER                         Paul S. Brentlinger is a Partner in Morgenthaler
Partner, Morgenthaler Ventures              Ventures, a venture capital group headquartered
Age: 69                                     in Cleveland, Ohio. He served as a director of
                                            Allegheny Ludlum beginning in 1987. Mr.
                                            Brentlinger is a member of the Audit and Finance
                                            Committee and a member
                                            of the Technology Committee. He is also a
                                            director of Ferro Corporation.

WILLIAM G. OUCHI                            William G. Ouchi is a professor of management at
Professor of Management, Anderson           the Anderson Graduate School of Management,
  Graduate School of Management,            University of California at Los Angeles. He
  University of California at Los Angeles   became a director of Teledyne in 1996. Dr. Ouchi
Age: 53                                     is a member of the Audit and Finance Committee, a
                                            member of the Personnel and Compensation
                                            Committee and a member of the Stock Incentive
                                            Award Committee. He is also a director of
                                            FirstFed Financial Corp.

GEORGE A. ROBERTS                           George A. Roberts is a private investor. He was
Former President and Chief Executive        President of Teledyne from 1966 to 1990 and Chief
  Officer, Teledyne, Inc.                   Executive Officer from April 1968 to January
Age: 78                                     1991. Dr. Roberts served as a director of
                                            Teledyne beginning in 1966 and served as Chairman
                                            of the Board of Directors of Teledyne from
                                            January 1991 through March 1993. Dr. Roberts is a
                                            member of the Committee on Governance and a
                                            member of the Technology Committee. He is also a
                                            director of Argonaut Group, Inc. and Unitrin,
                                            Inc.

JAMES E. ROHR                               James E. Rohr has been President of PNC Bank
President, PNC Bank Corp.                   Corp. since 1992. He also serves as President and
Age: 48                                     Chief Executive Officer of its Pennsylvania bank,
                                            PNC Bank, National Association. Previously, Mr.
                                            Rohr held other executive positions with the bank
                                            and the holding company. Mr. Rohr served as a
                                            director of Allegheny Ludlum beginning in 1988.
                                            He is a member of the Audit and Finance Committee
                                            and a member of the Technology Committee. He is
                                            also a director of PNC Bank Corp., Equitable
                                            Resources, Inc. and Sallie Mae (Student Loan
                                            Marketing Association).

FAYEZ SAROFIM                               Fayez Sarofim is the Chairman of the Board and
Chairman of the Board and President,        President of Fayez Sarofim & Co., a registered
  Fayez Sarofim & Co.                       investment advisor. He served as a director of
Age: 68                                     Teledyne beginning in 1986. Mr. Sarofim is a
                                            member of the Audit and Finance Committee. He is
                                            also a director of Argonaut Group, Inc., Imperial
                                            Holly Corp. and Unitrin, Inc.

                           CONTINUING DIRECTORS--TERM EXPIRES 1999
                                          CLASS III

ROBERT P. BOZZONE                           Robert P. Bozzone has been Vice Chairman of the
Vice Chairman of the Board                  Company since August 1996. He had served as Vice
  of the Company                            Chairman of Allegheny Ludlum since August 1994,
Age: 63                                     and previously was President and Chief Executive
                                            Officer of Allegheny Ludlum. Mr. Bozzone served
                                            as a director of Allegheny Ludlum beginning in
                                            1981. Mr. Bozzone is a member of the Executive
                                            Committee and a member of the Committee on
                                            Governance. He is a director of DQE, Inc., whose
                                            principal subsidiary is Duquesne Light Company.

FRANK V. CAHOUET                            Frank V. Cahouet is the Chairman, President and
Chairman, President and Chief Executive     Chief Executive Officer of Mellon Bank
  Officer, Mellon Bank Corporation          Corporation, a bank holding corporation, and
Age: 64                                     Mellon Bank, N.A., a banking corporation. He
                                            served as a director of Teledyne beginning in
                                            1994. Mr. Cahouet is Chairman of the Audit and
                                            Finance Committee and a member of the Committee
                                            on Governance. He is also a director of Avery
                                            Dennison Corporation, and Saint-Gobain
                                            Corporation.

W. CRAIG MCCLELLAND                         W. Craig McClelland has been Chairman and Chief
Chairman and Chief Executive Officer,       Executive Officer of Union Camp Corporation, a
  Union Camp Corporation                    manufacturer of paper products, since July 1994.
Age: 62                                     Prior to that time, he served as President and
                                            Chief Operating Officer of Union Camp. Mr.
                                            McClelland served as a director of Allegheny
                                            Ludlum beginning in 1987. He is Chairman of the
                                            Committee on Governance. He is also a director of
                                            Union Camp Corporation and PNC Bank Corp.

CHARLES J. QUEENAN, JR.                     Charles J. Queenan, Jr. is Senior Counsel to
Senior Counsel,                             Kirkpatrick & Lockhart LLP, attorneys-at-law.
  Kirkpatrick & Lockhart LLP                Prior to January 1996, he was a partner of that
Age: 66                                     firm. Mr. Queenan served as a director of
                                            Allegheny Ludlum beginning in 1980. He is the
                                            Chairman of the Personnel and Compensation
                                            Committee and a member of the Executive
                                            Committee. Mr. Queenan is also a director of
                                            Crane Co. and Medusa Corporation.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six standing committees: the Executive Committee, the Audit and Finance Committee, the Committee on Governance, the Personnel and Compensation Committee, the Stock Incentive Award Committee and the Technology Committee. The Committee meetings mentioned in the following paragraphs are meetings that were held after the consummation of the Combination on August 15, 1996.

     EXECUTIVE COMMITTEE

     The Executive Committee has broad powers to act on behalf of the full Board of Directors. In practice, the Executive Committee acts when emergency issues or scheduling problems make it difficult to convene a meeting of all directors and on specific matters referred to the Committee by the Board of Directors. All actions must be reported at the Board's next meeting. The Executive Committee met once during 1996. The members of the Executive Committee are Richard P. Simmons, Chairman, Robert P. Bozzone, Charles J. Queenan, Jr. and Henry E. Singleton.

     AUDIT AND FINANCE COMMITTEE

     The Audit and Finance Committee is comprised of five directors, none of whom is an officer or employee of the Company.

     Among its principal audit functions, the Committee:

     - Makes recommendations to the Board of Directors regarding the appointment of the independent accountants for the coming year.

     - Reviews the scope, general extent and proposed fees of the annual audit plan and other activities of the independent accountants and the audit plan of the internal auditors.

     - Reviews with management and the independent accountants, upon completion of the annual audit, the financial statements and related reports for their adequacy and compliance with generally accepted accounting, reporting and disclosure standards.

     - Evaluates the effectiveness of the Company's internal and external audit efforts, accounting and financial controls, policies and procedures and business ethics policies and practices through a review of reports by, and at regular meetings with, the internal and external auditors and with management, as appropriate.

      Among its principal finance functions, the Committee:

     - Reviews and evaluates proposed bank credit agreements and other major financial proposals.

     - Reviews and evaluates Company relationships with banks and other financial institutions.

     - Reviews and makes recommendations to the Board of Directors concerning policies with respect to dividends, capital structure and authorized stock.

     The independent auditors and the internal auditors have full and free access to the Committee and meet with it, with and without management being present, to discuss all appropriate matters. The present members of the Audit and Finance Committee are Frank V. Cahouet, Chairman, Paul S. Brentlinger, Vice Chairman, William G. Ouchi, James E. Rohr and Fayez Sarofim. The Committee met twice in 1996.

     COMMITTEE ON GOVERNANCE

     The Committee on Governance is comprised of W. Craig McClelland, Chairman, Robert P. Bozzone, Frank V. Cahouet, Robert Mehrabian, George A. Roberts and Richard P. Simmons. The Committee held one meeting in 1996.

      The principal responsibilities of the Committee are to:

     - Make recommendations to the Board of Directors with respect to candidates for nomination as new Board members and with respect to incumbent directors for nomination as continuing Board members.

     - Make recommendations to the Board of Directors concerning the memberships of committees of the Board and the chairpersons of the respective committees.

     - Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

     - Administer the Company's formal compensation programs for directors, including the 1996 Non-Employee Director Stock Compensation Plan.

     - Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors, including the orientation of new members and the flow of information.

     - Evaluate Board tenure policies as well as policies covering the retirement or resignation of incumbent directors.

     Under the Company's certificate of incorporation, recommendations by stockholders of potential nominees must be directed to the Corporate Secretary in the manner specified in the certificate of incorporation. See "1998 Annual Meeting and Stockholder Proposals" below.

     PERSONNEL AND COMPENSATION COMMITTEE

     The Personnel and Compensation Committee is comprised of Charles J. Queenan, Jr., Chairman, Diane C. Creel, Vice Chair, C. Fred Fetterolf, Thomas Marshall and William G. Ouchi, none of whom is an employee of the Company and each of whom is an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See the "Board Compensation Committees Report on Executive Compensation" below. The Committee held one meeting in 1996.

      Among its principal duties, the Committee:

     - Makes recommendations to the Board of Directors concerning general executive management organization matters.

     - Makes recommendations to the Board of Directors concerning compensation and benefits for employees who are also directors of the Company, consults with the Chief Executive Officer on compensation and benefit matters relating to other executive officers and makes recommendations to the Board of Directors concerning compensation policies and procedures relating to executive officers generally.

     - Makes recommendations to the Board of Directors concerning policy matters relating to employee benefits and employee benefit plans.

     - Makes recommendations to the Stock Incentive Award Committee of the Board of Directors with respect to awards of stock-based compensation to executive officers of the Company.

     - Administers the Company's formal incentive compensation plans, except to the extent that such plans are administered by the Stock Incentive Award Committee.

     STOCK INCENTIVE AWARD COMMITTEE

     The Stock Incentive Award Committee is comprised of Diane C. Creel, Chair,
C. Fred Fetterolf, Thomas Marshall and William G. Ouchi, none of whom is an employee of the Company and each of whom is a "non-employee director" for the purposes of Rule 16b-3 of the Securities and Exchange Commission and an "outside director" for the purposes of Section 162(m) of the Code. See the "Board Compensation Committees Report on Executive Compensation" below. The Committee held one meeting in 1996.

     The Stock Incentive Award Committee is responsible for administering the Company's stock-based incentive compensation programs, as they apply to executive officers of the Company.

     TECHNOLOGY COMMITTEE

     The Technology Committee is comprised of Robert Mehrabian, Chairman, Arthur
H. Aronson, Paul S. Brentlinger, George A. Roberts and James E. Rohr. It is concerned with the impact of technologies which do or could materially affect the success of the Company. The Committee is also responsible for assessing the technical capabilities of the Company and making recommendations to the Board of Directors concerning priorities, asset deployment and other matters relevant to the technical activities of the Company. The Committee did not meet in 1996.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual fee of $28,000, $1,500 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board on which they serve. In addition, each non-employee chairman of a committee is paid an annual fee of $3,000. Directors who are employees of the Company do not receive any compensation for their services on the Board or its committees.

     Each non-employee director also participates in the 1996 Non-Employee Director Stock Compensation Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to promote the interests of the Company and its stockholders by attracting, retaining and providing an incentive to non-employee directors through the acquisition of an equity interest in the Company and an increased personal interest in its performance. Under the Director Stock Plan, options to purchase 1,000 shares of Common Stock are generally granted to each non-employee director at the conclusion of each annual meeting of stockholders; in 1996, these options were granted to each existing director on the first trading date after the Combination became effective and, in the case of Dr. Mehrabian, on his first date of Board service. The purchase price of the Common Stock covered by the options is the fair market value of the Common Stock (as defined in the Director Stock Plan) on the date the option is granted.

     The Director Stock Plan also provides that each director will receive at least one-fourth of the annual retainer fee payment in the form of Common Stock and/or options to purchase Common Stock. Each director may elect to receive additional amounts of the annual retainer fee payment, and may elect to receive all or any portion of such director's meeting fees, in the form of Common Stock and/or options to purchase Common Stock. Options granted under this part of the Director Stock Plan are intended to provide each electing director with options at an exercise value on the date of grant equal to the foregone fees; that is, if the options were exercised immediately after they were granted, and the underlying shares of Common Stock were sold immediately, the gain to be realized by the director would be equal to the foregone fees.

     In order to continue to attract and retain outside directors of exceptional quality, the Company also maintains a Fee Continuation Plan for Non-Employee Directors (the "Fee Continuation Plan"). Under the Fee Continuation Plan, benefits will be payable to a person who serves as a non-employee director for a period of five years or more (including service as a non-employee director of Allegheny Ludlum or Teledyne, as the case may be, prior to the Combination). The benefit will be an amount equal to the annual fee for directors in effect immediately prior to the participant's cessation of service as a director and will continue at a rate of one year of benefit for each year of the participant's credited service as a director (as defined in the Fee Continuation
Plan) up to a maximum of ten years.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to own beneficially own more than five percent of the outstanding Common Stock of the Company as of March 15, 1997.

          NAME AND ADDRESS OF               AMOUNT AND NATURE OF            PERCENT
            BENEFICIAL OWNER                BENEFICIAL OWNERSHIP            OF CLASS
----------------------------------------   ----------------------    ----------------------
Mr. and Mrs. Richard P. Simmons               16,283,357   (a)             9.2%
1000 Six PPG Place
Pittsburgh, PA 15222

Henry E. Singleton                            13,999,257                   8.0%
335 North Maple Drive
Beverly Hills, CA 90210

J. P. Morgan & Co. Incorporated               16,629,858   (b)             9.4%
60 Wall Street
New York, NY 10260

(a) Mr. Simmons has the sole power to direct the voting of all of these shares, and sole power to direct the disposition of 8,157,005 of such shares. Mrs. Simmons has the sole power to direct the disposition of 8,126,392 of such shares. The amount shown includes shares held by the trustee under the Retirement Savings Plan, which is described in note (12) to the Summary Compensation Table below, for the account of Mr. Simmons as of January 31, 1997 and options to acquire 855 shares which may be acquired by Mr. Simmons within 60 days of March 15, 1997 pursuant to a Company stock plan. The foregoing does not include 140,500 shares owned by the R. P. Simmons Family Foundation; Mr. and Mrs. Simmons disclaim any beneficial ownership of such shares.

(b) J. P. Morgan & Co. Incorporated has filed an amended Schedule 13G under the Securities Exchange Act of 1934, as amended, dated December 31, 1996, stating that as of that date it held sole voting power with respect to 10,698,137 shares of Common Stock, shared voting power with respect to 244,981 shares of Common Stock, sole dispositive power with respect to 16,258,778 shares of Common Stock and shared dispositive power with respect to 363,920 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock of the Company reported to the Company as of March 15, 1997, as being beneficially owned by each nominee for director, each continuing director, each executive officer named in the Summary Compensation Table, and all of such persons as a group.

                                         AMOUNT AND NATURE OF               PERCENT OF
               NAME                      BENEFICIAL OWNERSHIP(1)               CLASS
---------------------------------        ----------------------             ----------
Arthur H. Aronson                                 124,438(2)(3)                   *
Robert P. Bozzone                               5,169,605(3)(4)                 2.9%
Paul S. Brentlinger                                 6,430(5)                      *
Frank V. Cahouet                                   32,315(6)                      *
Diane C. Creel                                     11,766(7)                      *
C. Fred Fetterolf                                   3,351(8)                      *
Douglas J. Grant                                  345,537(9)                      *
Thomas Marshall                                     9,309                         *
W. Craig McClelland                                 4,492(10)                     *
Robert Mehrabian                                    1,526(11)                     *
James L. Murdy                                     82,846(3)(12)                  *
William G. Ouchi                                    2,887(13)                     *
Charles J. Queenan, Jr.                           673,063(10)(14)                 *
George A. Roberts                                 808,314(15)                     *
James E. Rohr                                       7,800                         *
William P. Rutledge                               303,187(16)                     *
Fayez Sarofim                                   2,534,691(17)                   1.4%
Richard P. Simmons                             16,283,357(3)(18)                9.2%
Henry E. Singleton                             13,999,257                       8.0%
Jon D. Walton                                      92,174(3)(10)(19)              *
All directors and executive
  officers as a group (20 persons)             40,496,345(20)                  22.9%

* Less than one percent of the outstanding shares.

(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2) Does not include 13,500 shares owned by Mrs. Arthur H. Aronson. Mr. Aronson disclaims beneficial ownership of such shares. Includes 48,000 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(3) Includes shares held by the trustee under the Allegheny Ludlum Corporation Retirement Savings Plan for the account of the named person as of January 31, 1997.

(4) Does not include 240,000 shares owned by Mrs. Robert P. Bozzone and 71,700 shares owned by the Bozzone Family Foundation. Mr. Bozzone disclaims beneficial ownership of such shares.

(5) Does not include 200 shares owned by Mrs. Paul S. Brentlinger. Mr. Brentlinger disclaims beneficial ownership of such shares.

(6) Includes 32,123 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(7) Includes 11,385 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(8) Does not include 2,600 shares owned by the Fetterolf Family Foundation. Mr. Fetterolf disclaims any beneficial ownership of such shares.

(9) Includes 341,687 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(10) Includes shares held jointly with the named individual's spouse.

(11) Includes 526 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(12) Includes 9,333 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(13) Includes 1,925 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(14) Does not include 54,100 shares owned by Mrs. Charles J. Queenan, Jr. Mr. Queenan disclaims beneficial ownership of such shares.

(15) Shares are owned of record by a trust of which Dr. Roberts is sole trustee with sole voting and dispositive power. Excludes 16,541 shares owned by a trust of which Mrs. George A. Roberts is sole trustee with sole voting and dispositive power. Dr. Roberts disclaims beneficial ownership of such shares.

(16) Includes 288,750 shares which may be acquired within 60 days of March 15, 1997 pursuant to a Company stock incentive plan.

(17) Mr. Sarofim may be deemed to be the beneficial owner of 2,534,691 shares of Common Stock. Of such shares, Mr. Sarofim has sole voting and dispositive power as to 1,836,860 shares of Common Stock of which 50,829 are held by the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim if ths trustee). Mr. Sarofim has shared voting and dispositive power with respect to 697,831 shares of Common Stock owned by Sarofim International Management Company (a wholly owned subsidiary of Fayez Sarofim & Co.). Does not include 104,169 shares of Common Stock held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients. Pursuant to its investment advisory contract with its clients, Fayez Sarofim & Co. has full investment discretion with respect to such investment advisory accounts; however, the clients are entitled to the economic benefits of ownership of such shares.

(18) See note (a) to the table regarding "Security Ownership of Certain Beneficial Owners" above.

(19) Includes 30,666 shares which may be acquired within 60 days of March 15, 1997 pursuant to Company stock incentive plan. Does not include 7,400 shares owned by Mrs. Jon D. Walton. Mr. Walton disclaims beneficial ownership of such shares.

(20) Includes an aggregate of 765,250 shares which may be acquired within 60 days of March 15, 1997 pursuant to Company stock incentive plans. Does not include an aggregate of 650,710 shares with respect to which beneficial ownership is disclaimed as described above.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                             (ITEM B ON PROXY CARD)

     Ernst & Young LLP ("Ernst & Young") has served as independent auditors for the Company since the Combination on August 15, 1996 and served as independent auditors for Allegheny Ludlum since 1980. The Board of Directors believes that Ernst & Young is knowledgeable about the Company's operations and accounting practices and is well qualified to act in the capacity of independent auditors. Therefore, the Board of Directors has selected Ernst & Young as the Company's independent auditors for 1997. The proposal to ratify the selection of Ernst & Young will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If your proxy card is specifically marked as abstaining from voting on the proposal, your shares will, in effect, be voted against the proposal. Broker non-votes will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young, the appointment of independent auditors will be reconsidered by the Board. It is expected that representatives of Ernst &Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respect to appropriate questions.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
  FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                   OTHER BUSINESS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company, and a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

     The Company knows of no business which may be presented for consideration at the Annual Meeting other than as indicated in the Notice of Annual Meeting. If any other business should properly come before the meeting, the persons designated as proxies in the proxy cards have discretionary authority to vote in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEES REPORT ON EXECUTIVE COMPENSATION

     This report on executive compensation is furnished by the Personnel and Compensation Committee and the Stock Incentive Award Committee of the Board of Directors of the Company (sometimes referred to as the "Committees"). In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

     After the Combination of Allegheny Ludlum and Teledyne was consummated, the Committees began the development of a comprehensive compensation program for the executives of the new company. The Committees have retained the services of Hewitt Associates, a nationally recognized executive compensation and benefits consulting firm, to assist in this effort. It is contemplated that the program will cover the four components of executive compensation: base compensation, short-term incentive awards, long-term incentive programs, and benefits related to employment security and health and welfare.

     The amounts paid to the named executive officers as reported in the Summary Compensation Table were paid pursuant to the executive compensation policies and plans of Allegheny Ludlum and Teledyne in effect prior to the Combination.

     On February 12, 1997, Mr. Rutledge announced that he was resigning as President and Chief Executive Officer of the Company for personal and family reasons effective immediately. Richard P. Simmons, the Chairman of the Board and Chairman of the Executive Committee, was elected to serve as the Company's President and Chief Executive Officer.

     In March of 1997, the Committees took action regarding the compensation of Mr. Simmons. Their action was based on their review, in consultation with Hewitt Associates, of compensation packages for chief executive officers of comparable companies. Mr. Simmons' compensation will be paid entirely in the equity of the Company. Base salary and any short-term incentive compensation earned will be paid in Common Stock. Longer-term incentives will be in the form of options and performance units. It is contemplated that base salary and short-term incentive payments at target levels of performance will represent approximately 50% of Mr. Simmons' total compensation package. It is also contemplated that the value of the options granted to Mr. Simmons will represent approximately 60% of the value of the longer-term incentives.

     The amount of Mr. Simmons' base salary for 1997 will be paid by the issuance of 30,000 shares of Common Stock; based on the closing price of a share of Common Stock on the New York Stock Exchange on February 12, 1997, the date Mr. Simmons was elected to serve as the Company's President and Chief Executive Officer, Mr. Simmons' base salary can be valued at $705,000. For his 1997 incentive bonus, at the target level of performance, Mr. Simmons will receive 24,000 shares of Common Stock, or approximately 80% of his base salary.

     Compensation of the Company's Former Chief Executive Officer. Mr. Rutledge's base salary for 1996 was $710,000. That base salary was set by Teledyne in 1995.

     Mr. Rutledge's bonus for 1996 service was established under the Teledyne, Inc. Senior Executive Performance Plan (the "Teledyne SEP Plan") which was approved by stockholders in 1996 in connection with the Combination. Bonuses under the Teledyne SEP Plan were awarded to individuals who served as executive officers of Teledyne in 1996, out of a pool based on Teledyne's economic value added ("EVA") criteria for the year. For 1996, the Compensation and Stock Option Committee of Teledyne's Board of

Directors established Teledyne's EVA target at an adjusted net operating profit after tax of approximately $16.8 million in excess of the cost of capital used by Teledyne, assuming a cost of capital equal to 10%. Under the Teledyne SEP Plan, if the target were reached, Mr. Rutledge's EVA-based bonus would have been 60% of his 1996 base salary. That bonus was subject to a proportionate increase for EVA in excess of $16.8 million and a proportionate decrease for EVA below $16.8 million.

     Because Teledyne achieved actual EVA of approximately $47.3 million, or approximately $30.5 million in excess of the target, the Personnel and Compensation Committee determined that Mr. Rutledge be paid a bonus equal to
1.683 times 74% of his salary (14% of which was attributable to the level of personal goals achieved by Mr. Rutledge in 1996). Consistent with the prior practice established by Teledyne, the Personnel and Compensation Committee required that a portion of that bonus be carried to 1997 and 1998 and put at risk against any 1997 or 1998 "negative bonus" or added to any 1997 or 1998 "positive bonus." As a result, Mr. Rutledge was paid $794,768 and $227,498 was carried to 1997 and 1998.

     In 1996, Teledyne's Compensation and Stock Option Committee granted Mr. Rutledge options to purchase 288,750 shares of Company Common Stock at an exercise price (after giving effect to the Combination) of $14.61 per share. In determining the number of stock options to be granted, the Compensation and Stock Option Committee made a subjective determination based, among other things, on Mr. Rutledge's stock holdings and option holdings in Teledyne, overall compensation levels (including options) compared to certain other public companies, as well as Teledyne's performance and Mr. Rutledge's individual performance during the several preceding years and his years of service. The Compensation and Stock Option Committee did not assign specific weights to any of the factors in considered in awarding stock options to Mr. Rutledge, and did not set specific long-term target levels of share ownership for Mr. Rutledge.

     For a discussion of Mr. Rutledge's separation agreement with the Company, see "Separation and Severance Agreements" below.

     Deductibility of Executive Compensation. Under Section 162(m) of the Code, compensation paid to the Company's Chief Executive Officer and certain executive officers of the Company in excess of $1 million in any year may be non-deductible for Federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law. The Company's 1996 Incentive Plan is intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). The Committees may determine in any year that it would be in the best interests of the Company for an award or awards to be paid under the 1996 Incentive Plan or otherwise in a manner that would not satisfy the requirements of Section 162(m) and its regulations for deductibility.

MEMBERS OF THE PERSONNEL AND COMPENSATION COMMITTEE
Charles J. Queenan, Jr., Chairman
Diane C. Creel
C. Fred Fetterolf
Thomas Marshall
William G. Ouchi

MEMBERS OF THE STOCK INCENTIVE AWARD COMMITTEE
Diane C. Creel, Chair
C. Fred Fetterolf
Thomas Marshall
William G. Ouchi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Personnel and Compensation Committee or Stock Incentive Award Committee during 1996 was an officer or employee of the Company. The law firm to which Mr. Queenan serves as senior counsel provided services to the Company during 1996 and 1997; Mr. Queenan does not participate in the earnings or profits of, and does not receive compensation for any services that he may provide to, such firm. Other than as indicated in the preceding sentence, no member of the Committees during 1996 had a current or prior relationship, and no executive officer of the Company had a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth, for fiscal years 1994, 1995 and 1996, information about the compensation paid by the Company, Allegheny Ludlum and Teledyne to the Chief Executive Officer of the Company and to each of the other four most highly compensated executive officers who were serving as executive officers of the Company as of December 31, 1996 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                     ---------------------------------------
                                ANNUAL COMPENSATION                             AWARDS              PAYOUTS
----------------------------------------------------------------------------------------------------------------------------
                                                       OTHER
                                                       ANNUAL        RESTRICTED     SECURITIES
      NAME AND                                        COMPEN-          STOCK        UNDERLYING        LTIP       ALL OTHER
     PRINCIPAL                 SALARY      BONUS       SATION          AWARD       OPTIONS/SARS     PAYOUTS     COMPENSATION
    POSITIONS(1)      YEAR     ($)(2)      ($)(3)      ($)(4)          ($)(5)         (#)(6)         ($)(7)         ($)
----------------------------------------------------------------------------------------------------------------------------
William P. Rutledge   1996    $710,000    $794,768         --                0     288,750 shs.            0    $  3,000(10)
 President and Chief  1995     710,000     715,385         --                0                0            0         300(10)
 Executive
 Officer(8)           1994     630,000     424,778    $329,268(9)            0          577,500            0       1,452(10)
Arthur H. Aronson     1996    $400,000    $257,560    $12,216         $201,759      36,000 shs.     $197,626    $553,711(12)
 Executive Vice       1995     300,000     374,870     28,955           87,341                0      204,021     206,496(12)
 President(11)        1994     260,417           0      5,676          125,356                0      205,624     248,492(12)
James L. Murdy        1996    $258,399    $179,884    $10,543         $126,947      34,000 shs.     $172,235    $564,571(12)
 Executive Vice       1995     238,706     203,114     10,574          223,576                0      164,791     118,027(12)
 President, Finance   1994     219,889           0     10,937                0                0      166,086     122,865(12)
 and Administration
 and Chief Financial
 Officer(11)
Jon D. Walton         1996    $155,104    $177,931    $ 9,284         $ 74,889      24,000 shs.     $114,008    $291,429(12)
 Vice President,      1995     140,415      85,594      9,313          134,344                0      117,708      48,770(12)
 General Counsel and  1994     129,778           0      9,351                0                0      118,633      51,854(12)
 Secretary(11)
Douglas J. Grant      1996    $271,250    $222,839         --                0      57,750 shs.            0    $    300(10)
 Vice President,      1995     252,455     181,529         --                0           38,500            0       1,079(10)
 Finance and          1994     222,500     106,950         --                0          192,500            0         300(10)
 Deputy Chief
 Financial Officer

 (1) Prior to the consummation of the Combination, Mr. Rutledge was Chairman of the Board of Directors and Chief Executive Officer of Teledyne, Mr. Aronson was President and Chief Executive Officer of Allegheny Ludlum, Mr. Murdy was Senior Vice President, Finance and Chief Financial Officer of Allegheny Ludlum, Mr. Walton was Vice President, General Counsel and Secretary of Allegheny Ludlum and Mr. Grant was Treasurer of Teledyne. As described below, in 1996, Messrs. Rutledge and Grant received benefits under the applicable Teledyne plans and Messrs. Aronson, Murdy and Walton received benefits under the applicable Allegheny Ludlum plans. On February 12, 1997, Mr. Rutledge resigned as President and Chief Executive Officer of the Company and Richard P. Simmons was elected as the Company's President and Chief Executive Officer. In March 1996, Mr. Grant resigned as the Vice President, Finance and Deputy Chief Financial Officer; he continues to serve as the vice president-finance for the Company's Teledyne subsidiaries.

 (2) In the case of Messrs. Rutledge and Grant, includes cash compensation deferred under the Teledyne, Inc. 401(k) Plan and under the Teledyne, Inc. Executive Deferred Compensation Plan. In the case of Messrs. Aronson, Murdy and Walton, includes cash compensation deferred pursuant to the savings part of Allegheny Ludlum's Retirement Savings Plan. The Teledyne 401(k) Plan and the Allegheny Ludlum Retirement Savings Plan are qualified defined contribution plans within the meaning of Section 401(a) of the Code. For Messrs. Aronson, Murdy and Walton, 1994 amounts reflect reductions in salary during the 10-week labor strike called at Allegheny Ludlum by the United Steelworkers of America on April 1, 1994; for the months of April and May, 1994, the base salary of each such individual was reduced 25%.

 (3) In the case of Messrs. Rutledge and Grant, includes payments under the Teledyne SEP Plan. In the case of Messrs. Aronson, Murdy and Walton, includes payments under Allegheny Ludlum's Performance Management System Plan and salaried employees' profit-sharing plan. In 1994, as a result of the 10-week labor strike called by the United Steelworkers of America on April 1, 1994, Allegheny Ludlum did not achieve the threshold level of earnings under either of these plans and, as a result, no awards were paid under the plans.

 (4) In accordance with applicable regulations, the amounts set forth in this column do not include perquisites and other personal benefits received by the named executive officer unless the aggregate value of such perquisites and other benefits exceeded the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

 (5) Represents the closing market price on the New York Stock Exchange, on the award date, of a number of shares of Common Stock equal to the number of shares of restricted stock awarded to the named executive under the Allegheny Ludlum Stock Acquisition and Retention Plan. The market price does not take into account any diminution in value attributable to the restrictions applicable to the shares awarded under the plan. In general, the restricted shares will vest only if the participant retains the shares that are purchased and/or designated by the participant as subject to the plan for a period of five years. The approval by the Allegheny Ludlum shareholders of the Combination of Allegheny Ludlum and Teledyne constituted a "change of control" as defined in the plan which caused the forfeiture restrictions on the restricted shares held by Messrs. Murdy and Walton to lapse. Prior to the Combination, Mr. Aronson agreed that the restrictions on his restricted shares would not lapse as a result of the Combination. See note (12) below. On December 31, 1996, Mr. Aronson held 19,852 restricted shares of Common Stock under the plan; the closing market price of that number of shares on the New York Stock Exchange on December 31, 1996 was $456,596. Messrs. Murdy and Walton held no restricted shares of Common Stock under the plan at December 31, 1996.

 (6) Reflects options awarded under an employee stock option plan of Teledyne or Allegheny Ludlum, as the case may be. The amount represents the number of shares the executive officer could purchase by exercising the options.

 (7) For Messrs. Aronson, Murdy and Walton, payments reflect the achievement of 97% of the performance objectives for the 1991-1993 award period under the Allegheny Ludlum Performance Share Plan for Key Employees. Payment of the awards to the 43 participants over a three-year period began in 1994. The amount represents the cash and the market value of the shares of Common Stock distributed under the plan on the relevant valuation dates.

 (8) For a description of Mr. Rutledge's separation agreement, see "Separation and Severance Agreements" below.

 (9) In connection with the refinancing of his mortgage obligations, in 1994, Teledyne made a special payment to Mr. Rutledge of $300,000, the after-tax proceeds of which were used to reduce substantially the Teledyne-guaranteed loan balance.

(10) The amounts include the contribution of $300 made for each of Messrs. Rutledge and Grant under the Teledyne, Inc. 401(k) plan. The amounts also include payments made on behalf of the named executive officer for additional group term life insurance premiums not generally paid on behalf of all salaried employees under Teledyne life insurance plans, as follows:
     Mr. Rutledge, $2,700 ; Mr. Grant, $0.

(11) For a description of the Company's employment agreements with Messrs. Aronson, Murdy and Walton, see "Employment Agreements" below.

(12) The amounts include the annual accruals made by Allegheny Ludlum with respect to possible future payments to the named executive officers under the Allegheny Ludlum Supplemental Pension Plan described at "Pension Plans--Provisions Applicable to Former Employees of Allegheny Ludlum" below. For 1996, the amounts accrued were as follows: Mr. Aronson, $456,592; Mr. Murdy, $126,817; and Mr. Walton, $43,381. Also included are Allegheny Ludlum's contributions to each of the accounts of Messrs. Aronson, Murdy and Walton pursuant to the Retirement portion of the Allegheny Ludlum Retirement Savings Plan in the amount of $10,270 for 1996 as well as Allegheny Ludlum's contributions to the accounts of the following executive officers pursuant to the Savings portion of the Allegheny Ludlum Retirement Savings Plan, which in 1996 were as follows:
     Mr. Aronson, $4,667; Mr. Murdy, $4,661; and Mr. Walton, $4,486. The amounts also include contributions by Allegheny Ludlum to the Allegheny Ludlum Benefit Restoration Plan which, in 1996, were as follows: Mr. Aronson, $56,903; Mr. Murdy, $28,816; and Mr. Walton, $7,189. Under the Benefit Restoration Plan, Allegheny Ludlum supplements the payments received by participants under the Allegheny Ludlum Pension Provisions described at "Pension Plans" below and the Retirement and Savings parts of the Retirement Savings Plan by making payments to or accruing benefits on behalf of such participants in amounts which are the equivalent of the portion of the payments or benefits which cannot be paid or accrued under such plans as a result of the limitations imposed by the Code. For 1996, also included are the dollar values of the benefits to the following executive officers of the remainder of Allegheny Ludlum-paid premiums for "split dollar" life insurance, as follows: Mr. Aronson, $6,429; Mr. Murdy, $5,177; and Mr. Walton, $3,669. For 1996, the amount also includes the final of three annual installments of cash awards made by Allegheny Ludlum to a total of 43 management personnel, including the following executive officers, in order to recognize their contributions on behalf of Allegheny Ludlum during 1991-1993: Mr. Aronson, $18,850; Mr. Murdy, $15,225; and Mr. Walton, $10,875. Also included is the dollar value of the shares of restricted stock acquired by the following executive officers under the Allegheny Ludlum Stock

     Acquisition and Retention Plan which vested upon the approval by the Allegheny Ludlum shareholders of the Combination of Allegheny Ludlum and Teledyne, which constituted a "change of control" of Allegheny Ludlum, as defined in the plan: Mr. Murdy, $373,605; and Mr. Walton, $211,559. The dollar value represents the average of the high and low sales prices of a share of Allegheny Ludlum Common Stock on the New York Stock Exchange on the date the change of control occurred. Prior to the Combination, Mr. Aronson agreed that the restrictions on his restricted shares would not lapse as a result of the Combination.

STOCK OPTIONS

     The following table sets forth information regarding the grant of stock options during 1996 under the employee stock option plans of Allegheny Ludlum and Teledyne, as the case may be, to each of the executive officers named in the Summary Compensation Table and to all optionees as a group, in each case adjusted to reflect the Combination.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS (1)
                  --------------------------------------------------------------------
                                    %
                  NUMBER OF      OF TOTAL                                                            POTENTIAL REALIZABLE
                  SECURITIES     OPTIONS/                                                          VALUE AT ASSUMED ANNUAL
                  UNDERLYING       SARS                                                              RATES OF STOCK PRICE
                  OPTIONS/      GRANTED TO        EXERCISE                                     APPRECIATION FOR OPTION TERM (2)
                    SARS        EMPLOYEES          OR BASE                                   ------------------------------------
                   GRANTED      IN FISCAL           PRICE               EXPIRATION             0%           5%            10%
     NAME            (#)           YEAR          ($/ SHARE)                DATE              ($)(3)        ($)            ($)
--------------    ---------     ----------     ---------------       -----------------       ------     ----------     ----------
William P.
 Rutledge          288,750 shs.     14%                 $14.61                 3/27/07        $  0      $2,996,619     $7,817,704
Arthur A.
 Aronson            36,000           2%                $21.125                 5/16/06           0         478,282      1,212,041
James L. Murdy      34,000           2%                $21.125                 5/16/06           0         451,710      1,144,705
Jon D. Walton       24,000           1%                $21.125                 5/16/06           0         318,854        808,027
Douglas J.
 Grant              57,750           3%                 $14.61                 3/27/07           0         599,324      1,563,541
All Optionees    2,058,200         100%         $13.77-$21.125         5/16/06-4/23/07           0      23,168,531     59,821,889

(1) Options under the Teledyne employee stock option plan, which were granted to Messrs. Rutledge and Grant, are exercisable at the rate of 25% per year, commencing on the first anniversary date of the grant. Options granted under the Allegheny Ludlum plan become exercisable in one-third increments, after May 31, 1999, May 31, 2000 and May 31, 2001. Under each plan, options include the right to pay the exercise price in cash or in previously acquired Company Common Stock, and the right to have shares withheld by the Company to pay withholding tax obligations due in conjunction with the exercise.

(2) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on the future performance of Company Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

(3) No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. Zero percent stock price appreciation will result in zero dollars for the optionee.

     The following table sets forth information regarding the exercise of stock options during 1996 and the unexercised options held as of the end of 1996 by the named executive officers, as adjusted to reflect the Combination.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT FY-END (#)              IN-THE MONEY OPTIONS/
                          SHARES                                                                     SARS AT FY-END ($) (2)
                         ACQUIRED        VALUE REALIZED    ------------------------------        ------------------------------
       NAME          ON EXERCISE (#)        ($) (1)        EXERCISABLE      UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
------------------   ----------------    --------------    -----------      -------------        -----------      -------------
William P. Rutledge            0shs.        $      0         789,250shs.       649,688shs.       $10,878,652       $ 7,507,506
Arthur H. Aronson         27,000             306,585          48,000            60,000               441,750            69,000
James L. Murdy             9,334              86,340           9,333            52,667                   583            64,917
Jon D. Walton              4,500              44,078          30,666            39,334               282,229            45,958
Douglas J. Grant               0                   0         264,687           197,313             3,402,239         2,352,164

(1) The amount shown as "value realized" is calculated by subtracting the exercise price paid by an optionee upon exercise of an option from the mean between the high and low sales prices of a share of Company Common Stock on the New York Stock Exchange on the date the option was exercised.

(2) The "value of unexercised in-the-money options" is calculated by subtracting the exercise price from $23.00, which was the mean between the high and low sales prices of a share of Company Common Stock on the New York Stock Exchange on December 31, 1996.

PENSION PLANS

     In 1996, the underfunded defined benefit pension plans of Allegheny Ludlum and subsidiaries were merged with overfunded defined benefit pension plans of Teledyne. The plan mergers created the Allegheny Teledyne Incorporated Pension Plan (the "Allegheny Teledyne Pension Plan"), which is a single defined benefit plan, qualified under the Code. The benefit formulas and distribution provisions applicable to the employee participants of Teledyne prior to the Combination and the provisions applicable to the employee participants of Allegheny Ludlum prior to the Combination did not change as a result of the Combination or plan mergers.

     The benefits payable from a qualified defined benefit plan are limited by
Section 415 of the Code to an annual benefit of $120,000 payable at age 65 with an actuarial reduction for earlier commencement. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan; in 1996, the maximum includable compensation was $150,000. The amounts shown in the table below indicate the aggregate of payments under the Allegheny Teledyne Pension Plan and, in the case of Messrs. Rutledge and Grant, Teledyne's Pension Equalization Plan described below and, in the case of Messrs. Aronson, Murdy and Walton, the defined benefit portion of Allegheny Ludlum's Benefit Restoration Plan described in note (12) to the Summary Compensation Table.

     Provisions Applicable to Former Employees of Allegheny Ludlum. In 1988, Allegheny Ludlum adopted the Retirement part of its Retirement Savings Plan referred to in note (12) to the Summary Compensation Table, and amended its pension plan for salaried employees, which is now a part of the Allegheny Teledyne Pension Plan (the "Allegheny Ludlum Pension Provisions"), to provide that no additional benefits would accrue thereunder from and after December 31, 1988, except for those employees who were grandfathered under the Allegheny Ludlum Pension Provisions. Benefits accrued prior to January 1, 1989 will be paid at the time, in the form and in the amount determined under the Allegheny Ludlum Pension Provisions.

     The following table shows the estimated annual benefits calculated on a straight life annuity basis payable under the Allegheny Ludlum Pension Provisions and the defined benefit portion of the Allegheny Ludlum Benefit Restoration Plan described at note (12) to the Summary Compensation Table to participants in specified compensation and years of service classifications upon attainment of age 65.

                      ALLEGHENY LUDLUM PENSION PLAN TABLE

                                                 ESTIMATED ANNUAL PENSION BENEFITS FOR
        REMUNERATION                           REPRESENTATIVE YEARS OF CONTINUOUS SERVICE
-------------------------------------------------------------------------------------------------------
                                     15           20          25          30          35          40
          $ 200,000              $   48,000    $ 64,000    $ 80,000    $ 96,000    $112,000    $128,000
            300,000                  72,000      96,000     120,000     144,000     168,000     192,000
            400,000                  96,000     128,000     160,000     192,000     224,000     256,000
            500,000                 120,000     160,000     200,000     240,000     280,000     320,000
            600,000                 144,000     192,000     240,000     288,000     336,000     384,000
            800,000                 192,000     256,000     320,000     384,000     448,000     512,000
          1,000,000                 240,000     320,000     400,000     480,000     560,000     640,000

     The formula used to determine retirement benefits under the Allegheny Ludlum Pension Provisions considers the participant's annual eligible earnings in the highest five consecutive years of the last ten years prior to retirement or, in the case of Allegheny Ludlum employees with frozen benefits, prior to 1988, and the number of the participant's years of service. Eligible earnings include base salary, including tax-deferred contributions by the employee under Allegheny Ludlum's savings plans, and awards, when received, under the Allegheny Ludlum Performance Management System Plan.

     In certain circumstances, pension benefits are subject to integration with Social Security and reduction for other payments made to the participant and his or her spouse.

     As of December 31, 1996, Messrs. Aronson, Murdy and Walton had 0.08, 0.58 and 2.83 credited years of service, respectively. For vesting purposes, Messrs. Aronson and Murdy each had 8 years of service and Mr. Walton had 10 years of service and each such individual is fully vested in the Allegheny Ludlum Pension Provisions.

     In addition, Allegheny Ludlum has established a Supplemental Pension Plan which provides certain key employees of the company (or their beneficiaries in the event of death) with monthly payments in the event of retirement, disability or death, equal to 50 percent of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start two months following the later of (1) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or (2) the date actual retirement occurs, and continue for a 118-month period. The plan describes the events that will terminate an employee's participation in the plan. Since the payment of benefits to Messrs. Aronson, Murdy and Walton is contingent on future events, the amount to be paid in the future with respect to such officers cannot be determined at this time.

     Provisions Applicable to Former Employees of Teledyne. The following table shows the estimated annual benefits calculated on a straight life annuity basis payable under the part of the Allegheny Teledyne Pension Plan applicable to employees of Teledyne (the "Teledyne Pension Provisions") and Teledyne's Pension Equalization Plan to participants in specified compensation and years of service classifications upon attainment of age 65. The Pension Equalization Plan is designed to restore benefits which would be payable under the Teledyne Pension Plan Provisions but for the limits imposed by the Code, to the levels set forth in the Provisions, calculated pursuant to the formula in the Provisions.

                          TELEDYNE PENSION PLAN TABLE

                                                    ESTIMATED ANNUAL PENSION BENEFITS FOR
           REMUNERATION(1)                       REPRESENTATIVE YEARS OF CREDITED SERVICE(2)
-------------------------------------------------------------------------------------------------
                                               15             20             25             30
              $ 200,000                     $ 46,643       $ 62,190       $ 77,738       $ 93,286
               300,000                        71,393         95,190        118,988        142,786
               400,000                        96,143        128,190        160,238        192,286
               500,000                       120,893        161,190        201,488        241,786
               600,000                       145,643        194,190        242,738        291,286
               700,000                       170,393        227,190        283,988        340,786
               800,000                       195,143        260,190        325,238        390,286
              1,000,000                      244,643        326,190        407,738        489,286

(1) For periods through December 31, 1994, plan compensation was limited to an individual's base salary. Effective January 1, 1995, plan compensation includes base salary and incentive compensation received on and after January 1, 1996.

(2) Maximum benefits payable under the Teledyne Pension Provisions are reached after 30 years of credited service.

     The Teledyne Pension Provisions cover employees, except nonsupervisory production or maintenance employees, with at least one year of service to Teledyne or those of its divisions or subsidiaries that have adopted the Provisions. Participants vest in their accrued benefits under the Teledyne Pension Provisions after five years of service to Teledyne or its divisions or subsidiaries.

     The formula used to determine retirement benefits under the Teledyne Pension Provisions depends upon an individual's average compensation (as described below) over the 60 highest consecutive months during the 120 months preceding termination of employment and the number of years the individual has participated in the Teledyne Pension Provisions. Compensation under the provisions of the Teledyne Pension Provisions and the Teledyne Pension Equalization Plan for 1996 for Messrs. Rutledge and Grant was $868,033 and $280,696, respectively.

     Benefits payable under the Teledyne Pension Provisions are not subject to any deduction for Social Security or other offset amounts.

     As of December 31, 1996, Messrs. Rutledge and Grant had 11 and 19.2 credited years of service, respectively, for purposes of the Teledyne Pension Provisions.

SEPARATION AND SEVERANCE AGREEMENTS

     In 1995, Teledyne entered into individual severance agreements with each of the individuals who then served as executive officers of Teledyne, including Messrs. Rutledge and Grant. On February 26, 1996, Teledyne's board of Directors approved amendments to these agreements extending their terms for one year.

     Separation Agreement. As previously reported, Mr. Rutledge has resigned as a director, officer and employee of the Company and its subsidiaries. Under a separation agreement dated as of March 6, 1997 between the Company and Mr. Rutledge (which supersedes Mr. Rutledge's severance agreement with Teledyne, under which he would have been entitled to payments under certain circumstances), Mr. Rutledge received from the Company a cash payment of $3.13 million on the effective date of the agreement. The agreement also provides that Mr. Rutledge will serve as a consultant to the Chairman of the Company until April 1, 2000 for which he will receive a monthly retainer of $23,000 plus $500 per hour in addition to 40 hours in any month and continue to receive health and life insurance benefits (except to the extent provided through other employment). Mr. Rutledge will also serve as a director of Teledyne Industries International, Inc. ("TII"), a subsidiary of Teledyne, Inc. Under the agreement, Mr. Rutledge will also receive a pro rata portion of his 1997 performance-based bonus, payable under the same criteria and at the same time as 1997 performance-based bonuses are paid to other Company executives, as well as amounts carried to 1997 under Teledyne's EVA-based plans. In addition, Mr. Rutledge will continue to have all rights and benefits under his stock option agreements in accordance with their terms so long as he continues to be a director of TII and will continue to be entitled to benefits under Teledyne retirement plans to the extent accrued on the date he resigned as an officer of the Company

     Severance Agreement. The severance agreement between Teledyne and Mr. Grant provides various severance benefits to Mr. Grant in the event his employment is terminated involuntarily (other than for cause, disability or death) or voluntarily, in either case within one year of the occurrence of a change of control of Teledyne. The combination of Teledyne and Allegheny Ludlum constituted a change of control of Teledyne for purposes of the agreement.

     The severance agreement provides for the following severance benefits to Mr. Grant: (1) a lump sum payment based on a multiple of his annualized compensation, including performance bonuses, (2) continuation for up to two years of the life and health insurance benefits that were being provided by Teledyne to him and his family immediately prior to termination, (3) personal financial and estate planning services, and (4) outplacement services for up to 52 weeks at Teledyne's expense (up to a maximum of $15,000). The severance compensation multiple for Mr. Grant is 2.25. All severance benefits payable under the severance agreement will be reduced to the extent necessary to prevent Mr. Grant from being subject to the excise tax provisions of Section 4999 of the Code applicable to any "excess parachute payment" (as defined in Section 280G of the Code) and to preserve the ability of the Company to deduct the severance benefits paid; provided, that the severance benefits payable to Mr. Grant may not exceed the highest amount payable to Teledyne's Chairman and Chief Executive Officer.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements, which became effective at the effective time of the Combination, with Messrs. Aronson, Murdy and Walton. The agreements provide for the payment of base salary as well as for eligibility to participate in incentive compensation, equity, employee and fringe benefit plans offered to senior executives of the Company. The term of the agreement with Mr. Aronson ends on his sixty-fifth birthday. The term of the agreements with Messrs. Murdy and Walton are for an initial three-year term which, absent notice from one party to the other, renews automatically each month on and after the second anniversary of its effective date so that the then remaining term will be no less than one year.

     The agreements generally terminate prior to the expiration date without breach by any party in the event of the death, disability or voluntary resignation of the employee. The Company may also terminate the agreement for cause without breach by it. An employee may resign for good reason (which is defined to include demotion, reduction in base pay, or movement of corporate headquarters and, in the case of the agreements with Messrs. Murdy and Walton, resignation within one year after the effective time of the Combination) and receive severance payments equal to the base pay and bonus, determined based on actual financial results, as well as continued participation in certain compensation and employee benefit plans for the then remaining term, including certain supplemental pension benefits. Under the agreements with Messrs. Murdy and Walton, they would not be entitled to such supplemental pension benefits if they were to voluntarily resign within one year after the effective time of the Combination.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

     The graph set forth below shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) on Company Common Stock from the first day of trading in the Common Stock following the Combination through December 31, 1996 as compared to the S&P 500 Index, the S&P Iron & Steel Index and a peer group index consisting of Allied Signal, Inc., Crane Co., Tenneco, Inc. and Textron Inc. The graph assumes that $100 was invested on August 16, 1996.

     In accordance with the rules of the Securities and Exchange Commission, this presentation shall not be incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

                           TOTAL STOCKHOLDER RETURNS

      MEASUREMENT PERIOD              ALLEGHENY        S&P 500        S&P IRON &
    (FISCAL YEAR COVERED)             TELEDYNE         INDEX         STEEL INDEX     PEER GROUP
AUGUST 16 1996                          100             100             100             100
SEPTEMBER 1996                          108.38          103.53          105.03          102.51
DECEMBER 1996                           110.93          112.16          106.30          107.29

                              CERTAIN TRANSACTIONS

     Argonaut Group, Inc. Three of the Company's directors, George A. Roberts, Fayez Sarofim and Henry E. Singleton, also are directors of Argonaut Group, Inc. ("Argonaut Group"), a former subsidiary of Teledyne. In addition, as of February 15, 1997, directors of the Company beneficially owned in the aggregate more than 28% of the outstanding stock of Argonaut Group.

     Teledyne has provided Argonaut Group with certain investment trade execution services. During 1996, Argonaut Group paid Teledyne approximately $116,911 for these services. During 1996, Argonaut Insurance Company ("Argonaut Insurance"), a subsidiary of Argonaut Group, paid Teledyne approximately $1,052,212 pursuant to certain retrospective rating provisions of insurance policies previously written by Argonaut Group for Teledyne. Future payments to or from Argonaut Insurance may be required under the retrospective rating provisions and reinsurance provisions of such policies. In 1996, the Company paid approximately $1,284,502 to AGI Properties, Inc. ("AGI), a non-insurance subsidiary of Argonaut Insurance, pursuant to a real property leases in Los Angeles, California. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

     Unitrin, Inc. Three of the Company's directors, George A. Roberts, Fayez Sarofim and Henry E. Singleton, also are directors of Unitrin, Inc. ("Unitrin"), a former subsidiary of Teledyne. In addition, as of December 31, 1996, directors of the Company beneficially owned in the aggregate more than 29% of the outstanding stock of Unitrin.

     Teledyne has provided Unitrin with certain investment trade execution and other professional services, as well as the use of company aircraft. During 1996, Unitrin paid Teledyne approximately $458,345 for these services. Unitrin provided data processing services to Teledyne for which Teledyne paid approximately $972,396 in 1996. In addition, during 1996, Unitrin earned premiums of approximately $6.1 million for group life insurance coverages on Teledyne employees and their dependents. In prior years, pursuant to certain contractual arrangements with Teledyne, Unitrin insured Teledyne and its subsidiaries for certain coverages, including workers' compensation, general liability and automobile liability. These insurance arrangements contained retrospective rating and reinsurance provisions which reduce Unitrin's financial exposure by giving it recourse against Teledyne and its subsidiaries. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties. In addition, Teledyne and Unitrin have certain indemnities with respect to certain tax matters and the operation of Teledyne prior to the 1990 distribution of Unitrin stock to Teledyne's stockholders.

     Code, Hennessy & Simmons Funds. Allegheny Ludlum and subsidiaries of Allegheny Ludlum have engaged in investment transactions with two limited partnership funds: Code, Hennessy and Simmons Limited Partnership ("Fund I"), and Code, Hennessy & Simmons II L. P. ("Fund II"). The objective of both funds is to seek maximum return by investing in leveraged buyouts of operating companies. Profits and losses of Fund I and of Fund II are allocated 80 percent to the limited partners and 20 percent to the general partner. The general partner of Fund I is CHS Management Limited Partnership ("CHS I"), and the general partner of Fund II is CHS Management II, L. P. ("CHS II"). The general partners of CHS I and the stockholders of the general partner of CHS II are Andrew W. Code, Daniel J. Hennessy, and Brian P. Simmons, each of whom has an equal interest in each of such firms. Brian P. Simmons is the son of Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company.

     At the end of the first quarter of 1994, Allegheny Ludlum voluntarily contributed its limited partnership interest in Fund I to an irrevocable trust established for the purpose of partially funding the retiree medical and insurance benefit obligations Allegheny Ludlum has to its employees represented by the United Steelworkers of America. Later in the 1994 and 1995 fiscal years and in the first quarter of 1996, Allegheny Ludlum voluntarily contributed investments it had made in Fund II, in the amounts of $5.6 million, $7.5 million and $1.5 million, respectively, to the irrevocable trust. In February 1997, Allegheny Ludlum contributed investments it had made in Fund II in the amount of $6 million to a subsidiary of Allegheny Ludlum. Subsequently, Allegheny Ludlum voluntarily contributed its remaining investment in Fund II to the irrevocable trust. Investors had made commitments to invest approximately $155 million in Fund II, which was formed in 1993, including $30 million to be invested by Allegheny Ludlum.

     A subsidiary of Allegheny Ludlum continues to be the limited partner in CHS I and CHS II and to receive 10 percent of CHS I's 20 percent share of Fund I's net profits and losses (i.e., two percent of Fund I's net profits and losses). The same subsidiary is a limited partner in CHS II and receives 5 percent of CHS II's 20 percent share of Fund II's net profits and losses (i.e., one percent of Fund II's net profits and losses). During 1996, the Allegheny Ludlum subsidiary that invested in CHS I made no investments in, and received no distributions, from CHS I. The same subsidiary made investments of $116,822 in, and received distributions of $16,629 from, CHS II.

     CHS I and CHS II are responsible for managing the selection and structuring of their respective fund's investments. In 1996, the annual base management fee for each fund was 1.8% of the fund's total capital commitments. In each case, the management fees were offset by fees which the general partner charges to companies its fund acquires. After the offset for fees, the net amounts received by CHS I and CHS II were 0.8% and 0%, respectively.

     In addition to the investment by the Company, Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company, Robert P. Bozzone, Vice Chairman of the Board of the Company, and a subsidiary of PNC Bank Corp. have invested or will invest $4,473,360, $1,250,000, and $5,000,000, respectively, in Fund I. In addition to the investment by the Company, Messrs. Simmons and Bozzone, and a subsidiary of PNC Bank Corp., directly or indirectly, have invested or will invest $5.2 million, $2.5 million, and $7.5 million, respectively, in Fund II. James E. Rohr, President of PNC Bank Corp., is a member of the Company's Board of Directors.

     Pursuant to a written agreement with another subsidiary, Allegheny Ludlum agreed to furnish consulting services which the subsidiary in turn has agreed to furnish to CHS I. Under this agreement, no fee is to be paid for the services of Richard P. Simmons, who is primarily responsible for such consultations, or James L. Murdy, the Executive Vice President, Finance and Administration and Chief Financial Officer, for up to one day per week each. A similar arrangement may be made with respect to CHS II. In 1995 and 1996, no substantial services were provided to CHS I which required the payment of compensation. Richard P. Simmons also serves as a member of Advisory Boards of Fund I and Fund II.

     Kirkpatrick & Lockhart LLP. The Company retained the law firm of Kirkpatrick & Lockhart LLP to perform services for the Company during 1996 and 1997. Charles J. Queenan, Jr., a member of the Company's Board of Directors, is senior counsel to that law firm. See "Compensation Committee Interlocks and Insider Participation."

     Loan Guarantee. Teledyne has guaranteed repayment to an unaffiliated banking institution of $464,000 of Mr. Rutledge's loan obligations with respect to his residence in Los Angeles. As of March 1, 1997, Mr. Rutledge was current in this obligation.

     Loans under Stock Acquisition and Retention Plan. Under the terms of the Allegheny Ludlum Stock Acquisition and Retention Plan, persons who served as executive officers of Allegheny Ludlum could deliver a promissory note, payable to Allegheny Ludlum, as payment for the purchase price of the shares of Common Stock purchased under the plan. Each note has a term of not more than 10 years and is secured by the shares of Common Stock being purchased with the note. Interest accrues on the notes at a rate, as determined on the applicable purchase date, equal to the lesser of the average borrowing rate of Allegheny Ludlum or the prime lending rate of PNC Bank, but not lower than the minimum rate necessary to avoid imputed interest under the applicable federal income tax laws. During the 1996 fiscal year, James L. Murdy, Executive Vice President, Finance and Administration and Chief Financial Officer, and Jon D. Walton, Vice President, General Counsel and Secretary, delivered promissory notes to Allegheny Ludlum to pay the purchase price of Common Stock purchased under the plan. The largest amount of indebtedness outstanding under the plan during the 1996 fiscal year and the amount of indebtedness outstanding under the plan as of March 3, 1997 were $714,191 and $712,905 for Mr. Murdy and $428,020 and $427,051
for Mr. Walton, respectively.

                           ANNUAL REPORT ON FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE FROM THE CORPORATE SECRETARY AT 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479.

                 1998 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received no later than November 28, 1997 for inclusion in the Proxy Statement and proxy card for that meeting. In addition, the Company's certificate of incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to the Secretary not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting which, in the case of the 1998 Annual Meeting of Stockholders, would be no earlier than January 31, 1998 and no later than February 15, 1998. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Company's certificate of incorporation also requires that such notice contain certain additional information. Copies of the certificate of incorporation can be obtained without charge from the Corporate Secretary.

                                        By order of the Board of Directors

                                               /s/ JON D. WALTON

                                                    Jon D. Walton
                                        Vice President, General Counsel
                                                    and Secretary

Dated: March 27, 1997

                        ALLEGHENY TELEDYNE INCORPORATED
                         PROXY FOR 1997 ANNUAL MEETING


Solicited on Behalf of the Board of Directors of Allegheny Teledyne Incorporated


The undersigned hereby appoints James L. Murdy, Mary W. Snyder and Jon D. Walton or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Teledyne Incorporated on May 1, 1997, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR ALL PROPOSALS.

                PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE.


                              FOLD AND DETACH HERE

Please mark your vote as indicated in this example [ X ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING ITEMS:

A. ELECTION OF DIRECTORS.

              FOR                      WITHHELD
      all nominees (except         from all nominees
         as indicated)

             [   ]                       [   ]

A. Election of Diane C. Creel, C. Fred Fetterolf, Robert Mehrabian and Richard P. Simmons as Class I directors.

(To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:


----------------------------------------------------------------------------

B. SELECTION OF AUDITORS.

              FOR         AGAINST        ABSTAIN

             [   ]         [   ]          [   ]

                                           DATE:                          , 1997
                                                --------------------------


                                           -------------------------------------


                                           -------------------------------------
                                                 (Signature or Signatures)


Please sign EXACTLY as your name appears at the left. When signing as a fiduciary or corporate officer, give full title. For joint accounts, please furnish both signatures.

                              FOLD AND DETACH HERE

                                     [LOGO]
                               ALLEGHENY TELEDYNE
                                  INCORPORATED
                               1000 Six PPG Place
                           Pittsburgh, PA 15222-5479

Dear Stockholder:

     Enclosed are materials relating to Allegheny Teledyne Incorporated's 1997 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

     Your vote is important. Please complete sign and promptly return the attached proxy card in the accompanying postage-paid envelope whether or not you expect to attend the meeting.

                                             /s/ JON D. WALTON
                                             ---------------------------------
                                             Jon D. Walton
                                             Vice President, General Counsel
                                             and Secretary

                        ALLEGHENY TELEDYNE INCORPORATED
                VOTING INSTRUCTION CARD FOR 1997 ANNUAL MEETING

              Personal Retirement and 401(k) Savings Account Plan
                            Retirement Savings Plan
       Savings and Security Plan of the Lockport and Waterbury Facilities
 Savings and Security Plan of the Tubular Products and Plate Products Divisions
        The 401(k) Savings Account Plan of Allegheny Ludlum Corporation

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALLEGHENY TELEDYNE INCORPORATED

The undersigned hereby directs the Trustee of the above Plans to vote the shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Teledyne Incorporated on May 1, 1997, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such matters as may properly come before such meeting.

PLAN PARTICIPANTS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" ALL PROPOSALS.

                PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE.


                              FOLD AND DETACH HERE

Please mark your vote as indicated in this example [ X ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING ITEMS:

A. ELECTION OF DIRECTORS.

              FOR                      WITHHELD
      all nominees (except         from all nominees
         as indicated)

             [   ]                       [   ]

A. Election of Diane C. Creel, C. Fred Fetterolf, Robert Mehrabian and Richard P. Simmons as Class I directors.

(To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:


----------------------------------------------------------------------------

B. SELECTION OF AUDITORS.

              FOR         AGAINST        ABSTAIN

             [   ]         [   ]          [   ]

                                   DATE:                              , 1997
                                       ------------------------------


                                   -----------------------------------------


                                   -----------------------------------------
                                               (Signature)


                           Please sign EXACTLY as your name appears at the left.


                              FOLD AND DETACH HERE

                        ALLEGHENY TELEDYNE INCORPORATED

              Personal Retirement and 401(k) Savings Account Plan
                            Retirement Savings Plan
       Savings and Security Plan of the Lockport and Waterbury Divisions
 Savings and Security Plan of the Tubular Products and Plate Products Divisions
        The 401(k) Savings Account Plan of Allegheny Ludlum Corporation


                                                                  March 27, 1997


     Enclosed you will find a copy of the Allegheny Teledyne Incorporated 1996 Annual Report, a Notice of the 1997 Annual Meeting of Stockholders and Proxy Statement, a voting instruction card (above), a postage-paid return envelope addressed to Mellon Bank, N.A., as Trustee of each of the above-named Plans, and a postage-paid ticket request card.

As a participant in one of the Plans, you have the right to direct the Trustee as to the manner in which voting rights will be exercised at the meeting with respect to the shares of Common Stock of the Company allocated to your Plan account and shown on the above voting instruction card. Your directions to the Trustee will be held in complete confidence by the Trustee except as may be necessary to meet legal requirements. The Trustee will vote shares for which no participant instructions are received in the same proportion as shares for which participant instructions have been received.

     The enclosed Proxy Statement contains detailed information concerning voting at the Annual Meeting and the matters that will be acted upon. You are encouraged to read the enclosed materials carefully and to exercise your right to direct the Trustee how to vote your Plan shares.

     You must complete and sign the above voting instruction card, and it must be received by the Trustee by April 28, 1997 in order to have your shares under the Plan voted at the meeting.

    You will also receive proxy solicitation materials, including a proxy card, from the Company if you own shares of Common Stock that are not held by the Trustee under the Plan. In order to vote your non-Plan shares, you should complete and sign the proxy card and return it to the Company.